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                                                                     EXHIBIT 5.1



May 8, 2002


Allos Therapeutics, Inc.
11080 CirclePoint Road, Suite 200
Westminster, Colorado  80020

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Allos Therapeutics, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of up to 2,500,000 shares of the Company's common stock, $.001 par value (the "Shares"), issued in connection with the Securities Purchase Agreement, dated as of April 24, 2002 (the "Agreement"), by and between the Company and Perseus-Soros BioPharmaceutical Fund LP.

 In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, your Amended and Restated Certificate of Incorporation and Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:      /s/ Steven E. Segal
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         Steven E. Segal